Exhibit 99.2

Delcath Systems Secures Up to a $20.0 Million Debt Facility with Avenue Venture Opportunities Fund, L.P.

NEW YORK, Aug. 09, 2021 (GLOBE NEWSWIRE) — Delcath Systems, Inc. (Nasdaq: DCTH ), an interventional oncology company focused on the treatment of rare primary and metastatic cancers of the liver, announced today that it has entered into a debt facility with Avenue Venture Opportunities Fund, L.P. (“Avenue Venture Fund”) providing up to $20 million with an initial $15 million funded at close. Additional details concerning the debt facility will be contained in the company’s Current Report on Form 8-K to be filed shortly with the Securities and Exchange Commission.

“We are pleased to partner with Avenue Venture Fund ahead of major upcoming milestones,” said Gerard Michel, CEO of Delcath. “These loan facilities provide, at a low cost of capital, funding to support the planned filing of our NDA in early 2022 for the use of HEPZATO™ in the treatment of hepatic-dominant metastatic ocular melanoma as well as expanding the development of HEPZATO into additional areas of high unmet need.”

Chad Norman, Senior Portfolio Manager with Avenue Venture Fund, commented, “We are pleased to partner with Delcath and support its efforts to bring a highly innovative and unique modality of cancer treatment to patients suffering from liver dominant cancers.”

Reedland Capital Partners, acting through Weild & Co., member FINRA|SIPC, served as financial advisor to Delcath in connection with this transaction. For more information, please visit www.reedland.com .

About Avenue Venture Opportunities

The Avenue Venture Opportunities Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $11.6 billion as of June 30, 2021, please visit www.avenuecapital.com .

About Delcath Systems, Inc.

Delcath Systems, Inc. is an interventional oncology company focused on the treatment of primary and metastatic liver cancers. The company’s proprietary percutaneous hepatic perfusion (PHP) system is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. In the United States, the PHP system is being developed under the tradename HEPZATO™ KIT (melphalan hydrochloride for injection/hepatic delivery system), or HEPZATO, and is considered a combination drug and device product regulated by the United States Food and Drug Administration (FDA).

In Europe, the PHP system is regulated as a Class IIb medical device and is approved for sale under the trade name CHEMOSAT® Hepatic Delivery System for Melphalan, or CHEMOSAT, where it has been used at major medical centers to treat a wide range of cancers of the liver. CHEMOSAT is being marketed under an exclusive licensing agreement with medac GmbH, a privately held multi-national pharmaceutical company headquartered in Germany that specializes in the treatment and diagnosis of oncological, urological and autoimmune diseases.

Safe Harbor / Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials, including without limitation the mOM and ICC clinical trial programs, as well as the receipt of additional data and the performance of additional analyses with respect to the mOM clinical trial, our determination whether to continue the ICC clinical trial program or to focus on other alternative indications, and timely monitoring and treatment of patients in the global

Phase 3 mOM clinical trial and the impact of the COVID-19 pandemic on the completion of our clinical trials; the impact of the presentations at major medical conferences and future clinical results consistent with the data presented; approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure; the impact, if any, of ZE reimbursement on potential CHEMOSAT product use and sales in Germany; clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK; the Company’s ability to successfully commercialize the HEPZATO KIT/CHEMOSAT system and the potential of the HEPZATO KIT/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver; our ability to obtain reimbursement for the CHEMOSAT system in various markets; approval of the current or future HEPZATO KIT/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets; actions by the FDA or foreign regulatory agencies; the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same; uncertainties relating to the timing and results of research and development projects; and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com